UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 18, 2018

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously disclosed, on December 12, 2017, Heartland Financial USA, Inc. ("Heartland") entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Bank Lubbock Bancshares, Inc. ("FBLB") providing for the merger of FBLB with and into Heartland (the "Merger").

On May 18, 2018 (the "Closing Date") at 5:00 p.m. (Central Daylight Time) (the "Effective Time"), upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger was completed. At the Effective Time, the separate corporate existence of FBLB ceased, and FBLB's wholly owned Texas bank subsidiary, FirstBank & Trust Company ("FB&T"), became a wholly owned subsidiary of Heartland.

Item 2.01	Completion of Acquisition or Disposition of Assets

As described above, at the Effective Time on the Closing Date, Heartland completed its previously announced acquisition of FBLB. Prior to the Merger, FBLB was a bank holding company headquartered in Lubbock, Texas. Its former subsidiary, FB&T, provides a broad range of financial products and services tailored to meet the needs of small to medium-sized businesses, professionals and retail customers who live or do business in its markets. FB&T operates from eight locations in West Texas, with four banking offices in Lubbock, Texas and one banking office in each of Tahoka, Wilson, Colorado City and Snyder, Texas. Through its wholly owned subsidiary, PrimeWest Mortgage Corporation, FB&T also engages in mortgage lending in Lubbock, the Permian Basin and across parts of North Texas. As of March 31, 2018, FB&T had assets of approximately $972 million, gross loans outstanding of $705 million and deposits of $869 million.

At the Effective Time, each issued and outstanding share of FBLB's Common Stock, par value $1.00 per share ("FBLB Common Stock"), was automatically converted into the right to receive (a) 3.0934 shares of Common Stock, par value $1.00 per share, of Heartland ("Heartland Common Stock"), subject to certain "holdback" provisions of the Merger Agreement relating to approximately 390,000 shares of Heartland Common Stock (the "Holdback Shares"), and (b) $5.015 in cash. Subject to certain conditions set forth in the Merger Agreement, the Holdback Shares will be released to holders of FBLB Common Stock at later dates.

At the Effective Time, 1,083,275 shares of FBLB Common Stock were issued and outstanding. As a result, Heartland will issue an aggregate of approximately 3,351,000 shares (including the Holdback Shares) of Heartland Common Stock (cash will be paid in lieu of fractional shares). In addition, Heartland will pay an aggregate of approximately $5.5 million to holders of FBLB Common Stock.

FBLB maintained a Stock Appreciation Rights Plan and the holders of the stock appreciation rights granted thereunder will receive payments from Heartland in the aggregate amount of $13.3 million. Also, on the Closing Date, FBLB had loans ("The Bankers Bank Loans") from The Bankers Bank in the aggregate principal amount of $3.9 million, with accrued interest of $12,000. On the Closing Date, Heartland provided FBLB with funds necessary to repay the principal amount of The Bankers Bank Loans. As of the Effective Time, FBLB repaid all principal and paid all interest due with respect to The Bankers Bank Loans. In addition, at the Effective Time, Heartland assumed FBLB's obligations and acquired its rights relating to the Outsource Capital Group, Inc. Statutory Trust III and the Outsource Capital Group, Inc. Capital Trust IV. Specifically, Heartland assumed FBLB's obligations with respect to the debentures (the "Debentures") issued pursuant to (a) the Indenture effective June 27, 2002, between FBLB (formerly known as the Outsource Capital Group, Inc.), as Issuer, and the Trustee named therein, and (b) the Indenture, dated September 23, 2004, between FBLB (formerly known as the Outsource Capital Group, Inc.), as Issuer, and the Trustee named therein. As of March 31, 2018, the aggregate principal amount of the Debentures was $9.3 million.

At the Effective Time, FB&T became a wholly owned subsidiary of Heartland. The banking operations of FB&T will continue to be conducted under the FB&T name.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 10.41 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by Heartland with the Securities and Exchange Commission. The terms of the Merger Agreement are incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On May 21, 2018, Heartland issued a press release announcing completion of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated May 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2018	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Executive Vice President
Chief Financial Officer